Exhibit 10.3

Summary of Fiscal 2005 Salaries

for the Named Executive Officers

of Sigma-Aldrich Corporation

The following table sets forth the fiscal 2005 salaries for each of the Company’s named executive officers:

Fiscal 2005 Salary
David R. Harvey Chairman & Chief Executive Officer	$725,000

Michael R. Hogan Chief Administrative Officer, Chief Financial Officer & Secretary	$430,000

David W. Julien President, Biotechnology	$310,000

Jai. P. Nagarkatti President & Chief Operating Officer, President Scientific Research	$470,000

Frank D. Wicks President, SAFC	$320,000

The Company’s Compensation Committee reviews with the CEO an annual salary plan for the Company’s executive officers and then approves such plan with any modifications it deems appropriate. The Committee approves the salary plan after assessing the Company’s overall performance, including a general review of the operating results of the Company, its competitors and its peers, the executive officers’ responsibilities and performance and compensation received by executives in similar positions. The review of operating results is general in nature. In reviewing the individual executive officers’ responsibilities and performance, the Committee also considers their non-financial contributions to the Company, such as the quality and progress of research, marketing, production and process improvement activities. The Committee performs its review in a general, subjective manner with consideration given to all factors. The Committee generally believes that salaries for the Company’s executive officers should be at the 50th percentile of comparable companies if performance is similar to those peer companies. The named executive officers are eligible for cash bonuses up to 66.6% of their annual salaries.

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